News Release

Audiovox Corporation Reports Fiscal 2010 Third Quarter and Nine Month Results HAUPPAUGE, N.Y., Jan 11, 2010 /PRNewswire via COMTEX/ -- Audiovox Corporation (Nasdaq: VOXX), today announced results for its fiscal 2010 third quarter and nine months ended November 30, 2009.

"Through the first nine months of the year, we have been profitable despite lower sales volumes, which were anticipated and planned for given the current economic climate and the factors which impacted last year's results. We have taken aggressive steps to lower our overhead and improve margins, while managing our buying programs to position Audiovox for continued profitability in future periods," stated Patrick Lavelle, president and chief executive officer of Audiovox Corporation. "While our sales may be lower, our margins are up, our overhead is down and in line with expected sales and we are looking forward to our fourth quarter and fiscal 2011 prospects."

The Company reported net income of $12.6 million and earnings per share of $0.55 for the three months ended November 30, 2009 compared to net income of $6.5 million and earnings per share of $0.29 for the three months ended November 30, 2008. During the fiscal 2010 third quarter, the Company recorded a tax benefit, which favorably impacted net income by $9.0 million. Excluding the impact of this tax benefit, pre-tax income for the fiscal 2010 third quarter was $3.6 million.

Net sales for the fiscal 2010 third quarter were $155.7 million compared to net sales of $195.6 million reported in the prior year period, a decrease of 20.4%. Accessories sales increased 5.2%, from $43.7 million to $45.9 million and Electronics sales decreased 27.8%, from $152.0 million to $109.7 million. As a percentage of net sales, Electronics represented 70.5 % and 77.7% for the periods ended November 30, 2009 and November 30, 2008, respectively. Accessories represented 29.5% and 22.3 % for the similar periods.

The increase in Accessories sales can be attributed to sales generated from the acquisition of SCHWAIGER and higher sales of Acoustic Research product lines, as well as the addition of new customers in the first half of the year, which had a positive impact on fiscal 2010 third quarter results. The decline in Electronics is primarily attributed to lower sales of consumer electronics products as the Company chose not to participate in several Black Friday promotions due to lower margin structures as well as lower retail buying based on their anticipation of lower holiday sales. Mobile electronics product sales were up, primarily as a result of higher sales of satellite radio products.

Gross margins declined by 50 basis points from 19.9% in the fiscal 2009 third quarter to 19.4% in the fiscal 2010 third quarter. This small decline in gross margins was expected due to the Company's product mix for the respective quarters.

The Company reported operating expenses of $27.1 million for the fiscal 2010 third quarter compared to $27.3 million reported in the comparable fiscal year period. This small decline in operating expenses was due to the Company's cost reduction plans, partially offset by higher expenses associated with the SCHWAIGER acquisition and expenses associated with options in the fiscal 2010 third quarter. Excluding the impact of the SCHWAIGER acquisition and options expenses, core overhead declined by $2.8 million. As a percentage of net sales, operating expenses increased to 17.4% for the three months ended November 30, 2009, from 14.0% in the prior year period, primarily as a result of lower sales volumes in this year's fiscal period.

Lavelle continued, "We could have generated higher sales during the quarter but made a conscious decision to pass on low margin deals and limit our inventory risk. I believe this strategy will benefit our Company as our inventory position has improved relative to last year. Furthermore, our December sales were up, we have a lot of programs underway, and new products slated for introduction in the spring and fall of 2010. All in all and barring any decline in the global economies, I believe next fiscal year will be a year of increased sales, profits and returns for our shareholders."

Fiscal Nine Months Comparisons

The Company reported net income of $15.9 million and earnings per share of $0.69 for the nine months ended November 30, 2009 compared to a net loss of $1.0 million or a loss per share of $0.04 for the nine months ended November 30, 2008. For the nine months ended November 30, 2009, the Company recorded a tax benefit, which favorably impacted net income by $10.3 million. Excluding the impact of this tax benefit, pre-tax income for the fiscal 2010 nine-month period was $5.6 million.

Net sales for the first nine months of fiscal 2010 were $400.4 million compared to net sales of $487.4 million in the comparable fiscal 2009 period, a decrease of 17.9%.

Accessories sales for the fiscal 2010 nine months period were $132.6 million, an increase of 20.5% as compared to $110.1 million reported in the comparable fiscal year period. This increase is due primarily to the addition of new customers and higher sales driven by the changeover from analog to digital TV, which favorably impacted digital antenna sales. This increase is also related to higher sales of other accessory products under the Terk, Acoustic Research and RCA brands and the addition of sales associated with the SCHWAIGER acquisition. As a percentage of net sales, Accessories represented 33.1% and 22.6% of net sales for the nine months period ended November 30, 2009 and November 30, 2008, respectively.

Electronics sales were $267.7 million for the fiscal 2010 nine months period compared to $377.4 million for the nine months ended November 30, 2008, a decrease of 29.0%. This decline was primarily due to lower sales of certain consumer products as well as lower mobile product sales resulting from the steep decline in the automotive industry. Additionally, fiscal 2010 third quarter results did not include discontinued product lines such as flat screen TV's, navigation and GMRS radios. Partially offsetting this decline were higher sales of satellite radio products and increased sales in select digital categories. As a percentage of net sales, Electronics represented 66.9% and 77.4% for the nine months periods ended November 30, 2009 and November 30, 2008, respectively.

Gross margins increased by 140 basis points from 17.8% in the fiscal 2009 nine months period to 19.2% in the comparable period in fiscal 2010. Gross margins were favorably impacted by higher sales of accessories products.

Operating expenses decreased $14.3 million or 16.4% to $72.6 million for the nine months ended November 30, 2009 from $86.8 million for the nine months ended November 30, 2008. The decrease in total operating expenses is a direct result of the overhead reduction program and cost containment efforts the Company instituted in the second half of fiscal 2009 and one-time charges associated with these efforts. Offsetting this decline, were new operating expenses associated with the acquisition of SCHWAIGER and options expenses in the fiscal 2010 third quarter. As a percentage of net sales, operating expenses increased to 18.1% for the nine months ended November 30, 2009 from 17.8% in the comparable prior year period.

Conference Call Information

The Company will be hosting its conference call on Tuesday, January 12, 2010 at 10:00 a.m. EST. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-901-5217; international number: 617-786-2964; pass code: 55436315). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 83750212).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer(R)-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2009 and in its most recent quarterly filing with the Securities and Exchange Commission (SEC).

Company Contact:

GW Communications, Glenn Wiener, Tel: 212-786-6011, gwiener@GWCco.com

Audiovox Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

	November 30,	February 28,
	2009	2009
Assets	unaudited

Current assets:
Cash and cash equivalents	$55,094	$69,504
Accounts receivable, net	142,075	104,896
Inventory	124,617	125,301
Receivables from vendors	2,202	12,195
Prepaid expenses and other current assets	17,504	17,973
Income taxes receivable	10,149	-
Deferred income taxes	421	354
Total current assets	352,062	330,223

Investment securities	16,188	7,744
Equity investments	11,042	13,118
Property, plant and equipment, net	19,690	19,903
Intangible assets	86,930	88,524
Deferred income taxes	264	221
Other assets	2,090	1,563
Total assets	$488,266	$461,296

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$41,426	$41,796
Accrued expenses and other current liabilities	34,362	32,575
Income taxes payable	2,690	2,665
Accrued sales incentives	13,827	7,917
Deferred income taxes	1,459	1,459
Bank obligations	2,824	1,467
Current portion of long-term debt	1,495	1,264
Total current liabilities	98,083	89,143

Long-term debt	6,052	5,896
Capital lease obligation	5,471	5,531
Deferred compensation	3,530	2,559
Other tax liabilities	944	2,572
Deferred tax liabilities	5,052	4,657
Other long-term liabilities	7,773	10,436
Total liabilities	126,905	120,794

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,441,712 and 22,424,212 shares issued and 20,622,905 and 20,604,460 shares outstanding at November 30, 2009 and February 28, 2009, respectively	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	275,684	274,464
Retained earnings	107,406	91,513
Accumulated other comprehensive loss	(3,589)	(7,325)
Treasury stock, at cost, 1,818,807 and 1,819,752 shares of Class A common stock at November 30, 2009 and February 28, 2009, respectively	(18,386)	(18,396)
Total stockholders' equity	361,361	340,502
Total liabilities and stockholders' equity	$488,266	$461,296

Audiovox Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2009	2008	2009	2008

Net sales	$155,657	$195,642	$400,354	$487,433
Cost of sales	125,431	156,684	323,604	400,900
Gross profit	30,226	38,958	76,750	86,533

Operating expenses:
Selling	8,026	8,370	21,188	26,598
General and administrative	16,521	16,500	44,555	52,004
Engineering and technical support	2,543	2,436	6,819	8,219
Total operating expenses	27,090	27,306	72,562	86,821

Operating income (loss)	3,136	11,652	4,188	(288)

Other income (expense):
Interest and bank charges	(394)	(453)	(1,097)	(1,439)
Equity in income (share in losses) of equity investees	452	(484)	1,201	926
Other, net	448	(10)	1,304	375
Total other income (expense), net	506	(947)	1,408	(138)

Income (loss) before income taxes	3,642	10,705	5,595	(426)
Income tax (benefit) expense	(9,003)	4,180	(10,298)	582

Net income (loss)	$12,645	$6,525	$15,893	$(1,008)

Net income (loss) per common share (basic)	$0.55	$0.29	$0.69	$(0.04)

Net income (loss) per common share (diluted)	$0.55	$0.29	$0.69	$(0.04)

Weighted-average common shares outstanding (basic)	22,881,402	22,864,668	22,872,965	22,858,777
Weighted-average common shares outstanding (diluted)	22,936,346	22,867,235	22,911,792	22,858,777

SOURCE Audiovox Corporation